Exhibit 23.10

Consent of Independent Registered Public Accounting Firms

We consent to the reference to our firms under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form F-4 of CGG pertaining to the offer to exchange US$500,000,000 6.875% Senior Notes due 2022 and to the incorporation by reference therein of our reports dated April 25, 2013, with respect to the consolidated financial statements of CGG (formerly known as Compagnie Générale de Géophysique—Veritas) for the years ended December 31, 2012 and 2011 and the effectiveness of internal control over financial reporting as of December 31, 2012 of CGG included in its Annual Report (Form 20-F) for the year ended December 31, 2012 filed with the Securities and Exchange Commission on April 25, 2013.

Paris-La Défense, France
September 2, 2014

ERNST & YOUNG & AUTRES	MAZARS

/s/ PIERRE JOUANNE	/s/ JEAN-LUC BARLET
Pierre Jouanne	Jean-Luc Barlet

/s/ LAURENT VITSE
Laurent Vitse